Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-59098,  No. 333-123494 and No. 333-147958 on Form S-3 of our report dated February 20, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109”), relating to the consolidated financial statements and financial statement schedule of Northern States Power Company – Minnesota appearing in this Annual Report on Form 10-K of Northern States Power Company – Minnesota for the year ended December 31, 2007.

/S/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
February 20, 2008